Exhibit 4.7

XL GROUP PLC

DIRECTORS STOCK & OPTION PLAN

(AS AMENDED AND RESTATED AS OF MAY 8, 2015)

1.	PURPOSES

The purposes of the Directors Stock & Option Plan are to advance the interests of XL Group plc and its Shareholders by providing a means to attract, retain, and motivate Directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

2.	DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)          “Board” means the Board of Directors of the Company.

(b)          “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(c)          “Company” means XL Group plc, an Irish company, or any successor corporation or permitted assign.

(d)          “Director” means a non-employee member of the Board.

(e)          “Fair Market Value” means, with respect to Shares on any day, the following:

(i)          If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Shares on the date in question on the stock exchange which is the primary market for the Shares, as such price is officially quoted on such exchange. If there is no reported sale of Shares on such exchange on such date, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists; and

(ii)          If the Shares are not at the time listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, the Fair Market Value shall be the closing selling price per share of Shares on the date in question, as such price is reported by the National Association of Securities Dealers through the NASDAQ National Market System or any successor system. If there is no reported closing selling price for Shares on such date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

(f)          “Fiscal Year “means the calendar year.

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(g)          “Option” means a right, granted under Section 5 of the Plan, to purchase Shares.

(h)          “Participant” means a Director who has been granted an Option, Restricted Stock Award, Restricted Stock Unit Award or who has elected to defer compensation under the Plan.

(i)	“Plan” means this Directors Stock & Option Plan.

(j)          “Restricted Stock Award” means an award granted under Section 5(d) of the Plan.

(k)          “Restricted Stock Unit Award” means an award granted under Section 5(e) of the Plan.

(l)          “Shares” means ordinary shares of the Company.

3.	ADMINISTRATION

The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have full and exclusive authority to interpret the Plan, to make all determinations with respect to awards to be granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the implementation and administration of the Plan. The Board’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

4.	SHARES SUBJECT TO THE PLAN

(a)          Subject to adjustment as provided in Section 5(g), the total number of Shares reserved for issuance under the Plan shall be 994,702. If any Shares subject to an Option, Restricted Stock Award or Restricted Stock Unit Award hereunder are forfeited, cancelled or surrendered, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Option, Restricted Stock Award or Restricted Stock Unit Award shall, to the extent of any such forfeiture, cancellation or surrender, again be available for issuance as such an award under the Plan.

(b)          Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares including Shares acquired by purchase in the open market or in private transactions.

5.	DIRECTOR’S AWARDS

(a)          Options. The Board may make discretionary Option grants to Directors hereunder. The Board may determine, in its discretion, the Directors to whom any such Options are to be granted, the number of Shares to be subject to each such Option and the other terms and conditions of such Options, consistent with the terms of the Plan. The exercise price per share of any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and the term of an Option shall not be longer than ten years.

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(b)          Time and Method of Exercise. The exercise price of an Option shall be paid to the Company at the time of exercise in cash or through delivery of Shares owned by the Director for more than six months having an aggregate Fair Market Value on the date of exercise equal to the exercise price.

(c)          No Option Re-pricing. Except as provided in Section 5(g) hereof relating to certain anti-dilution adjustments, unless the approval of Shareholders of the Company is obtained, Options issued under the Plan shall not be amended to lower their exercise prices, they will not be exchanged for other stock options with lower exercise prices, and Options issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property.

(d)          Restricted Stock Awards. The Board may grant Restricted Stock Awards to Directors on such terms and conditions, consistent with the provisions of this Plan, as determined by the Board. Restricted Stock Awards shall be subject to restrictions on transferability, forfeiture conditions and other restrictions, if any, as the Board may impose, which restrictions and forfeiture conditions may lapse under such circumstances as the Board may determine. A Director who is granted a Restricted Stock Award shall have all of the rights of a Shareholder prior to vesting of the Restricted Stock Award, including, without limitation, the right to vote the Restricted Stock and the right to receive dividends thereon.

(e)          Restricted Stock Unit Awards. The Board may grant Restricted Stock Unit Awards to Directors on such terms and conditions, consistent with the provisions of this Plan, as determined by the Board. Restricted Stock Unit Awards will provide for the delivery of a number of Shares equal to the number of Restricted Stock Units at the time and subject to the terms and conditions set forth by the Board. Delivery of Shares pursuant to the Restricted Stock Unit Awards will occur upon expiration of the deferral period specified by the Board. In addition, Restricted Stock Unit Awards shall be subject to such restrictions, including forfeiture conditions, as the Board may impose.

(f)          Transferability. The Options, Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan may be assigned or otherwise transferred only: (i) by will or the laws of descent and distribution; (ii) by valid beneficiary designation taking effect at death made in accordance with procedures established by the Board; or (iii) solely in the case of Options, by the Director to members of his or her “immediate family,” to a trust established for the exclusive benefit of solely one or more members of the Director’s “immediate family” and/or the Director, or to a partnership or other entity pursuant to which the only owners are one or more members of the Director’s “immediate family” and/or the Director. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Director’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

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(g)          Adjustments. In the event that subsequent to the Effective Date any alteration or re-organization whatsoever taking place in the capital structure of the Company whether by way of capitalization of profits or reserves, capital distribution, rights issue, consolidation or sub-division of shares, the conversion of one class of Share to another or reduction of capital or otherwise, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, then in order to maintain the proportionate interest of the Directors and preserve the value of the awards made hereunder (i) there shall automatically be substituted for each Share subject to an unexercised Option, each Restricted Stock Award, each Restricted Stock Unit Award, and each Share to be issued on a formula basis under this Section 5 subsequent to such event, the number and kind of Shares or other securities into which each outstanding Share shall be changed or for which each such Share shall be exchanged, (ii) the exercise price of outstanding Options shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to any unexercised Option shall remain the same as immediately prior to such event, and (iii) the number and kind of Shares available for issuance under the Plan shall be equitably adjusted in order to take into account such transaction or other change. Notwithstanding any provision hereof to the contrary, no adjustment may be made that reduces the amount to be paid up per share to less than the par value of the share.

(h)          Nonqualified Options. All Options granted under the Plan shall be nonqualified options, not entitled to special tax treatment under Section 422 of the Code.

6.	DIRECTOR’S FEES

Notwithstanding any provision of this Plan to the contrary, the provisions of Section 6(a) through (f) and Section 6(h) below will apply only with respect to deferrals of annual retainer fees earned for service as a Director prior to January 1, 2009. Deferrals under such provisions may not be made with respect to annual retainer fees attributable to services performed after December 31, 2008.

(a)          Each Director may make an irrevocable election on or before the December 31 immediately preceding the beginning of a Fiscal Year of the Company, by written notice to the Company, to defer payment of all or a designated portion (in increments of $5,000) of the cash compensation otherwise payable as his or her annual retainer for service as a Director for the next Fiscal Year. Notwithstanding the foregoing, a Director who first becomes eligible to participate in the Plan may make an election under this Section 6(a) within 30 days of first becoming eligible to participate in the Plan in respect of annual retainer fees for services performed after the date of the election under this Section 6(a).

(b)          Deferrals of compensation hereunder shall continue until the Director notifies the Company in writing, on or prior to the December 31 immediately preceding the commencement of any Fiscal Year, that he wishes his compensation for such Fiscal Year and all succeeding periods to be paid in cash on a current basis.

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(c)          All compensation which a Director elects to defer pursuant to this Section 6 shall be credited in the form of units to a bookkeeping account maintained by the Company in the name of the Director. Each such unit shall represent the right to receive one Share at the time determined pursuant to the terms of the Plan. In consideration for forgoing cash compensation, the number of units so credited will be equal to the number of Shares having an aggregate Fair Market Value (on the date the compensation would otherwise have been paid) equal to 100% of the amount by which the Director’s cash compensation was reduced pursuant to the deferral election. Notwithstanding any other provision of this Plan, in the case of any deferral election made prior to the date of approval of this Plan by the affirmative votes of the holders of a majority of voting securities of the Company, the crediting of Share units to the Director’s bookkeeping account shall be contingent on such Shareholder approval. If such Shareholder approval is not obtained within one year from the Effective Date of this Plan, compensation deferred pursuant to a prior election hereunder will be paid to the Director in cash at the end of such year.

(d)          As of each date on which a cash dividend is paid on Shares, there shall be credited to each account that number of units (including fractional units) determined by: (i) multiplying the amount of such dividend (per Share) by the number of units in such account; and (ii) dividing the total so determined by the Fair Market Value of a Share on the date of payment of such cash dividend. The additions to a Director’s account pursuant to this Section 6(d) shall continue until the Director’s account is fully paid.

(e)          The account of a Director shall be distributed (in the form of one Share for each Share unit) either (x) in a lump sum at the time of the Director’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company or (y) in up to five annual installments commencing at the time of the Director’s “separation from service” with the Company, as elected by the Director. Each Director’s distribution election must be made in writing within 30 days after the Director first becomes eligible to participate in the Plan; provided, however, that, solely in the case of deferrals of compensation that were earned and vested on December 31, 2004 (together with amounts credited thereon under Section 6(d)), a Director may make a new distribution election with respect to the entire portion of such deferrals so long as such election is made at least one year in advance of the Director’s termination of service on the Board. In the case of an account distributed in installments, the amount of Shares distributed in each installment shall be equal to the number of Share units in the Director’s account subject to such installment distribution at the time of the distribution divided by the number of installments remaining to be paid. In the event a Director does not make an affirmative distribution election in accordance with this Section 6(e), the account of the Director shall be distributed in a lump sum at the time of the Director’s “separation from service.”

(f)          The right of a Director to amounts described under this Section 6 (including Shares) shall not be subject to assignment or other disposition by him or her other than by will or the laws of descent and distribution. In the event that, notwithstanding this provision, a Director makes a prohibited disposition, the Company may disregard the same and discharge its obligation hereunder by making payment or delivery as though no such disposition had been made.

(g)          Each Director may make an election in writing on or prior to each December 31 to receive the Directors annual retainer fees payable in the following Fiscal Year in the form of Shares instead of cash. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who first becomes eligible to participate in the Plan may make an election under this Section 6(g) within 30 days of first becoming eligible to participate in the Plan in respect of annual retainer fees for services performed after the date of the election under this Section 6(g).

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(h)          In the event that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Share units, there shall automatically be substituted for each Share unit a new unit representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed. The substituted units shall be subject to the same terms and conditions as the original Share units

7.	GENERAL PROVISIONS

(a)          Compliance with Legal and Trading Requirements. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, U.S. federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under the Plan until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any U.S. state or federal law, rule or regulation or under laws, rules or regulations of other jurisdictions as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under U.S. federal or state law or under the laws of other jurisdictions.

(b)          No Right to Continued Service. Neither the Plan nor any action taken thereunder shall be construed as giving any Director the right to be retained in the service of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any Director’s service at any time.

(c)          Taxes. The Company is authorized to withhold from any Shares delivered under this Plan or on exercise of an Option any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Participant to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

(d)          Amendment. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of Shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s Shareholders if such Shareholder approval is required by any U.S. federal law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any award theretofore granted to him or her or compensation previously deferred by him or her hereunder.

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(e)          Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a Restricted Stock Unit Award or a deferral election, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the "unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Participant.

(f)          Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the Shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(g)          No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. Cash shall be paid in lieu of such fractional Shares.

(h)          Governing Law. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof.

(i)          Effective Date; Plan Termination. The Plan as amended and restated became effective as of May 8, 2015 (the “Effective Date”), subject to approval by the Shareholders of the Company. The Plan shall terminate as to future awards on June 14, 2024 or, if earlier, at such time as no Shares remain available for issuance pursuant to Section 4, and the Company has no further obligations with respect to any award granted or compensation deferred under the Plan.

(j)          Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(k)          Section 409A. It is intended that deferrals of compensation that were earned and vested on December 31, 2004 (and amounts credited thereon under Section 6(d) of the Plan) (the “Grandfathered Plan Benefits”) will satisfy the grandfather provisions applicable under Section 409A of the Code so that such Grandfathered Plan Benefits will not be subject to Section 409A of the Code. No amendment to this Plan made after October 3, 2004 will apply to the Grandfathered Plan Benefits unless the amendment specifically provides that it applies to them. As it applies to benefits that are not Grandfathered Plan Benefits, it is intended that the Plan, Options and other awards granted and amounts deferred hereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent subject thereto, and the Plan and such Options, awards and deferral provisions shall be interpreted on a basis consistent with such intent. Without limiting the generality of the foregoing, no adjustment shall be made pursuant to Section 5(g) above that would cause any Option to be treated as deferred compensation pursuant to Section 409A of the Code. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. No action or failure to act, pursuant to this Section 7(k) shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect any Director from the obligation to pay any taxes pursuant to Section 409A of the Code.

(l)          Section 457A. Notwithstanding any provision of this Plan to the contrary, in the case of any Director subject to United States income tax, any amount deferred under Section 6 of the Plan, and any amount deferred under a restricted stock unit granted under the Plan, which in any such case constitutes “nonqualified deferred compensation” for purposes of Section 457A of the Code and is subject to Section 457A of the Code, shall be distributed to the Director no later than December 31, 2017.

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